[LETTERHEAD AND LOGO OF ARTHUR ANDERSEN]

Exhibit 16

March 28, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by LML Payment Systems Inc. (the "Company") (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4 of Form 8-K, as part of the Registrant's Form 8-K dated March 28, 2002. We agree with the statements concerning our firm in such Form 8-K. We have no basis to agree or disagree with the Company's statements regarding Ernst & Young in the third paragraph of the company's disclosure.

Yours truly,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

c.c.

British Columbia Securities Commission
P.O. Box 10142
Pacific Centre 701
West Georgia Street
Vancouver, B.C.
V7Y 1L2

Richard Roberts
Government of Yukon
Corporate Affairs
Registrar of Securities
P.O. Box 2703, J-9
Whitehorse, Yukon
Y1A 2CH